Exhibit 4.2

Execution Version

STOCKHOLDERS’ AGREEMENT

of

CALUMET, INC.

Dated as of July 10, 2024

i

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of July 10, 2024, by and among Calumet, Inc., a Delaware corporation (the “Company”), and The Heritage Group (the “THG Investor”).

RECITALS

WHEREAS, the Company entered into that certain Conversion Agreement dated as of February 9, 2024, by and among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CLMT”), the Company, Calumet Merger Sub I LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub I”), Calumet Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), Calumet GP, LLC, a Delaware limited liability company and the general partner of CLMT (the “General Partner”), and the other parties named therein, as amended by that certain First Amendment to Conversion Agreement dated as of April 17, 2024 (the “Conversion Agreement”);

WHEREAS, pursuant to the Conversion Agreement, (i) Merger Sub II shall merge with and into CLMT, with CLMT continuing as the surviving entity and as a subsidiary of the General Partner and the Company (the “CLMT Merger”), and (ii) immediately after the CLMT Merger, Merger Sub I shall merge with and into the General Partner, with the General Partner continuing as the surviving entity and a wholly owned subsidiary of the Company (together with the CLMT Merger and the other transactions contemplated by the Conversion Agreement, the “Conversion”);

WHEREAS, in connection with the Conversion, (i) each CLMT Common Unit (as defined in the Conversion Agreement) issued and outstanding as of immediately prior to the effective time of the CLMT Merger will be exchanged into the right to receive one share of Common Stock (as defined below) and (ii) each member of the General Partner will exchange its equity interests in the General Partner for Common Stock and warrants to purchase Common Stock; and

WHEREAS, in connection with, and effective upon, the date of completion of the Conversion (the “Closing Date”), the parties hereto desire to enter into this Agreement to govern certain of the THG Investor’s rights, duties and obligations with respect to its ownership of Common Stock after consummation of the Conversion.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Capitalized terms used herein shall have the following meanings:

“Affiliate” shall have the meaning set forth in Article XIV of the Charter (but without reference to clause (ii) of the definition set forth therein).

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law (including common law), decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“beneficial owner” shall have the meaning set forth in Article XIV of the Charter.

“Board” shall mean the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or where federal banks are closed in the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

“Charter” shall mean the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“CLMT” shall have the meaning set forth in the Recitals.

“CLMT Merger” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” shall have the meaning set forth in the Preamble.

“control” shall have the meaning set forth in Article XIV of the Charter.

“Conversion” shall have the meaning set forth in the Recitals.

“Conversion Agreement” shall have the meaning set forth in the Recitals.

“Credit Agreement” shall have the meaning set forth in Section 2.1.

“Director” shall mean any member of the Board.

“Equity Securities” shall have the meaning set forth in Article XIV of the Charter.

“General Partner” shall have the meaning set forth in the Recitals.

“Governmental Authority” means any applicable multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction over a matter.

“Merger Sub I” shall have the meaning set forth in the Recitals.

“Merger Sub II” shall have the meaning set forth in the Recitals.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by Applicable Law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to shares of Common Stock or other securities entitled to vote with respect to such specified result, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments and (e) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permitted Transferee” shall have the meaning set forth in Article XIV of the Charter.

“Person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of July 10, 2024, by and among the Company and the holders party thereto, as the same may be amended from time to time in accordance with its terms.

“Stockholder” or “Stockholders” shall mean the THG Investor and its Permitted Transferees.

“Subsidiary” shall mean, with respect to an entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which the entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“THG Designee” shall have the meaning set forth in Article XIV of the Charter.

“THG Investor” shall have the meaning set forth in the Preamble.

“Transfer” shall mean, directly or indirectly, to sell, transfer, assign, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any percentage set forth herein shall be deemed to be automatically adjusted without any action on the part of any party hereto to take into account any stock split, stock dividend or similar transaction occurring after the date of this Agreement so that the rights provided to the Stockholders shall continue to apply to the same extent such rights would have applied absent such stock split, stock dividend or similar transaction.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board of Directors.

(a) The Company and the Stockholders agree that the Directors, including the THG Designees, will be appointed in a way that does not result in a Change of Control (as defined in the Credit Agreement) under the Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of February 23, 2018, by and among Calumet Specialty Products Partners, L.P. and certain of its subsidiaries as Borrowers, certain of its subsidiaries as Guarantors, the Lenders, Bank of America, N.A., as Agent, JPMorgan Chase Bank, N.A and Wells Fargo Bank, N.A., as Co-Syndication Agents, as amended from time to time.

(b) Effective as of the Closing Date, the THG Designees shall initially be Paul Raymond III and Daniel Sajkowski.

(c) In the event that a vacancy is created at any time by the death, resignation, removal (in accordance with the Charter), retirement or disqualification of any Director designated by the Stockholders pursuant to the Charter, the remaining Directors and the Company shall, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), take all Necessary Action to cause the vacancy created thereby to be filled in accordance with Article V, Section 5.2(e) of the Charter as soon as possible unless the Stockholders have ceased to have the right under this Agreement to fill such vacancy, and the Company hereby agrees to take, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), at any time and from time to time, all Necessary Action to accomplish the same, including calling a special meeting of the Board or the stockholders of the Company.

(d) The Company agrees, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to take, or cause to be taken, all Necessary Action to cause the election of each THG Designee to the Board, which such Necessary Action shall include the items set forth in Article V, Section 5.2(d) of the Charter. For the avoidance of doubt, the rights granted to the Stockholders to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Stockholders may otherwise have to nominate, elect or remove directors under the Charter, the Bylaws or the Delaware General Corporation Law.

(e) The Company shall reimburse the THG Designee(s) for their reasonable out-of-pocket expenses incurred by them in connection with performing his or her duties as a member of the Board (or any committee thereof), including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board (or any committee thereof), or in connection with their service on the board or other similar governing body of any Subsidiary of the Company (or any committee thereof). In addition, the THG Designee(s) shall be entitled to compensation consistent with the Director compensation received by other Directors, including any committee fees and equity awards. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, the THG Designee(s) shall not be subject to such policy.

SECTION 2.2. Permitted Disclosure. Each THG Designee is permitted to disclose to the Stockholders information about the Company and its Affiliates that he or she receives as a result of being a Director, subject to his or her fiduciary duties under Delaware law and compliance with Applicable Law.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Action of the Stockholders. The Stockholders agree that any action to be taken or consented to by the Stockholders under this Agreement (including any amendments or waivers of this Agreement under Section 3.3) shall require only the approval of Stockholders holding at least a majority of the outstanding Common Stock held by the Stockholders in the aggregate.

SECTION 3.2. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 3.3, (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II, and (ii) this Article III shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 3.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment, restatement, amendment and restatement, or waiver of any provision of this Agreement shall be effective without the approval of the Board and the Stockholders; provided, however, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose; provided, further, that any such modification, amendment, restatement, amendment and restatement or waiver that would disproportionately and adversely affect the rights of any Stockholder hereunder (in its capacity as a Stockholder) without similarly affecting the rights hereunder of all Stockholders (in their capacities as Stockholders) having the same rights or obligations under this Agreement to which such modification, amendment, restatement, amendment and restatement or waiver relates, as the case may be, shall not be effective as to such Stockholder without such Stockholder’s prior written consent. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any written amendment, restatement, amendment and restatement, or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders.

SECTION 3.4. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that the THG Investor shall be entitled to assign, in whole or in part, any of its rights hereunder to any of its Permitted Transferees without such prior written consent.

SECTION 3.5. Rights of Third Parties. The rights of the Stockholders pursuant to this Agreement are personal to the Stockholders and shall not be exercised by any Person. Except as may otherwise be expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

SECTION 3.6. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (a) when delivered personally by hand to the party to be notified (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of transmission or if no failure to deliver message is generated), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(i)	if to the Company, to:

Calumet, Inc.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, Indiana 46214

Attention: Greg Morical

Email: greg.morical@calumetspecialty.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000

Houston, Texas 77002

Attention: Hillary H. Holmes

Email: HHolmes@gibsondunn.com

(ii)	if to the Stockholders, to:

The Heritage Group

5400 W. 86th Street

Indianapolis, Indiana 46268

Attention: Amy Schumacher; David Rosen

Email: ams@thgrp.com; drosen@thgrp.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C.; Debbie Yee, P.C.

Email: Sean.Wheeler@kirkland.com; debbie.yee@kirkland.com

SECTION 3.7. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 3.8. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 3.9. Restrictions on Other Agreements; Bylaws.

(a) Following the date hereof, no Stockholder shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated herein and in the Conversion Agreement, the Registration Rights Agreement, the Warrant Agreement (as defined in the Conversion Agreement), and each of the other documents and agreements contemplated hereby and thereby.

(b) The Stockholder covenants and agrees to vote their Equity Securities and to cause its affiliates to vote any Equity Securities then owned by them to take any other action reasonably requested by the Company to amend the Company’s Bylaws so as to avoid any conflict with the provisions hereof.

SECTION 3.10. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 3.11. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles or rules of conflict of laws.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Applicable Law, service of process may be made by delivery provided pursuant to the directions in Section 3.6.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 3.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 3.13. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 3.14. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 3.15. No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

SECTION 3.16. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 3.17. Effectiveness. This Agreement shall become effective upon the Closing Date.

[Remainder of Page Intentionally Left Blank; Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the date set forth in the first paragraph hereof.

CALUMET, INC.

By:	/s/ Todd Borgmann
Name: Todd Borgmann
Title: President & Chief Executive Officer

Signature Page to Calumet, Inc. Stockholders’ Agreement

THE HERITAGE GROUP

By:	/s/ Amy Schumacher
Name: Amy Schumacher
Title: Chief Executive Officer

Signature Page to Calumet, Inc. Stockholders’ Agreement

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders’ Agreement, dated as of July 10, 2024, (the “Stockholders’ Agreement”), among Calumet, Inc., a Delaware corporation (the “Company”), and The Heritage Group, _________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders’ Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders’ Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders’ Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of

Common Stock

[Remainder of Page Intentionally Left Blank]

Exhibit A – Assignment and Assumption Agreement

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, ________.

[NAME OF TRANSFEROR]

Name:
Title:

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:

CALUMET, INC.

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]